Exhibit 99.1

NEWS RELEASE
Media Relations:	Investor Relations:
Katherine Potter, 408-792-1168 kpotter@calpine.com	Rick Barraza, 408-792-1125 rickb@calpine.com Karen Bunton, 408-792-1121 kbunton@calpine.com
Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)
Non-Cash Adjustment Does Not Impact Previously Reported Third Quarter 2005
Loss Per Share, Cash on Hand or Operating Cash Flow
     (SAN JOSE, Calif.) /PR Newswire — First Call/ Nov. 3, 2005 — Calpine Corporation [NYSE:CPN] is correcting its non-GAAP measure of EBITDA, as adjusted for non-cash and other charges (d) from $516.4 million to $379.6 million for the three months ended Sept. 30, 2005. EBITDA, as adjusted (c) for the quarter of $656.2 million remains unchanged. The correction represents a non-cash item within EBITDA, as adjusted for non-cash and other charges (d) and does not have an impact on the company’s reported loss per share, cash on hand or operating cash flow.
     During the quarter, Calpine recorded a non-cash impairment charge of $136.8 million relating to the sale of its Ontelaunee Energy Center, which was properly included in the discontinued operations adjustment to EBITDA, as adjusted (c). However, in the calculation of EBITDA, as adjusted for non-cash and other charges (d), the charge of $136.8 million was inadvertently added back in the line item “(Gain) on asset sales.” The company is also correcting its EBITDA, as adjusted for non-cash and other charges (d) for the nine months ended Sept. 30, 2005 to $880.4 million from $1,123.4 million. This includes a similar correction for the impairment of the Morris Power Plant of $106.2 million, which was also inadvertently added back in the line item “(Gain) on asset sales” for the nine months ended Sept. 30, 2005. Prior period EBITDA, as adjusted for non-cash and other charges (d) was not impacted by this correction. EBITDA, as adjusted (c) for the nine months ended Sept. 30, 2005 remains unchanged.
     This news release has been adjusted throughout to correct this change to EBITDA, as adjusted for non-cash and other charges (d) and replaces Calpine’s news release issued earlier today. Calpine’s webcast, PowerPoint presentation, teleconference replay and transcript from the conference call held this morning will be edited and updated to reflect these changes and delete all references to the erroneous information.
     The following revised news release reports on Calpine’s financial and operating results for the three and nine months ended Sept. 30, 2005. The financial results presented herein are preliminary, and, in particular, it is possible that Calpine could make adjustments to the income tax provisions before the company files its Form 10-Q for the period ending Sept. 30, 2005.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     Although on-peak market spark spreads increased during the third quarter, financial results for the quarter ended Sept. 30, 2005 were significantly impacted by a number of non-operating and other items. Noteworthy items impacting the quarter included the following:

	Third Quarter
	(unaudited)
	2005	2004
Net Earnings (Loss) per Share	$(0.45)	$0.32

Less Discontinued Operations	0.06	0.25

Income (Loss) from Continuing Operations	(0.51)	0.07

Calpine Construction Finance Company (CCFC) Non-Cash Tax Reserve	0.30	—
Non-Cash Foreign Exchange Transaction Costs	0.06	0.04
Long-Term Service Agreement Cancellation Costs	—	0.01
Equipment Cancellation Costs	—	0.01
Deferred Financing Cost Writeoff	—	0.01
(Gains) on Purchases of Debt	(0.02)	(0.23)

Loss from Continuing Operations After Other Items	$(0.17)	$(0.09)

	Third Quarter
	(unaudited)
	2005	2004
Megawatt-hours Generated (millions) (a)	28.7	26.6
Megawatts in Operation at Sept. 30 (a)	26,459	24,516
Revenue (millions) (a)	$3,281.6	$2,411.7
Net Income (Loss) (millions) (b)	$(216.7)	$141.1
Basic and Diluted Earnings (Loss) Per Share	$(0.45)	$0.32
Operating Cash Flow (millions)	$(168.7)	$217.9
EBITDA, as adjusted (millions) (c)	$656.2	$716.5
EBITDA, as adjusted for non-cash and other charges (millions) (d)	$379.6	$433.3
Total Assets (billions)	$27.1	$28.4

(a)	From continuing operations.

(b)	Net loss for the third quarter 2005 includes a number of significant non-cash adjustments as described below.

(c)	Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(d)	See Supplemental Data for reconciliation from EBITDA, as adjusted.
     Commenting on third quarter results, Peter Cartwright, Calpine chairman, president and chief executive officer, said “During the third quarter, on-peak market spark spreads were strong. However, off-peak market spark spreads remained weak, impacting what was otherwise an improving quarter.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     “U.S. consumption for electricity was up 8.2% from third quarter 2004 levels. And demand in the quarter increased dramatically in certain markets — ERCOT, up 5.9%, the Southeast, up 9.1% and New England, up 7.5%. Reflecting improving on-peak market conditions during the quarter, Calpine’s on-peak, baseload operating capacity factor increased to 67.3% from 66.1% last year. However, our around-the-clock, baseload capacity factor was slightly down as a result of lower production during off-peak hours.
     “Calpine continues to advance its strategic initiative to enhance our financial strength. Since launching this program in May 2005, we have completed more than $2 billion in asset sales. And we’ve lowered total debt by approximately $1.1 billion to $17.2 billion at the end of the third quarter, excluding new construction financing increases of $0.2 billion. Calpine remains focused on improving its financial and operating results in the growing North American power market.”
2005 Third Quarter Financial Results
     For the three months ended Sept. 30, 2005, Calpine reported revenue of $3.3 billion, representing an increase of 36% over the same period in the prior year due to a 28% increase in average realized power prices and additional generation. Including the discontinued operations discussed below, Calpine recorded a net loss per share of $0.45, or a net loss of $216.7 million, compared to net income per share of $0.32, or net income of $141.1 million, for the same quarter in the prior year.
     For the three months ended Sept. 30, 2005, Calpine’s average capacity in operation for consolidated projects in continuing operations increased by 7.8% over the same period in the prior year, to 26,126 megawatts. Generation volume was up 7.9% from the prior year as the company generated approximately 28.7 million megawatt-hours, which equated to an around-the-clock, baseload capacity factor of 54.0%, and realized an average spark spread of $20.74 per megawatt-hour. For the same period in 2004, Calpine generated 26.6 million megawatt-hours, which equated to an around-the-clock, baseload capacity factor of 55.4%, and realized an average spark spread of $21.15 per megawatt-hour.
     Gross profit increased by $12.7 million to $239.1 million in the three months ended Sept. 30, 2005, compared to the same period in the prior year, as total spark spread of $595.3 million increased by $32.7 million from the prior period. Total spark spread did not increase in line with the increases in plant operating expense, depreciation, other cost of revenue items and interest expense.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     During the three months ended Sept. 30, 2005, financial results were positively impacted by $15.5 million of income recorded from repurchase of various issuances of debt. This was lower by $151.6 million than the income recorded from repurchase of various issuances of debt in the comparable period in 2004. Costs to cancel equipment orders and long-term service agreements totaled $1.3 million in 2005, compared to $11.8 million in the prior year, and income from unconsolidated investments was also favorable, by $16.6 million versus the prior year, primarily because Calpine recorded $11.6 million of loss in the comparable period of 2004 associated with an unfavorable jury award at Androscoggin, which is under appeal. However, in the third quarter of 2005, interest expense increased by $95.5 million between periods primarily due to lower capitalization of interest expense as fewer plants were in active construction, and due to an increase in the average interest rate.
     Other expense of $50.3 million for the three months ended Sept. 30, 2005, was unfavorable by $27.9 million, compared to other expense of $22.4 million for the three months ended Sept. 30, 2004, due to an increase of $31.5 million in non-cash foreign exchange transaction costs related to intercompany transactions. Additionally, Calpine recorded a reserve on certain deferred tax assets associated with CCFC in the third quarter of 2005, which had the effect of reducing the tax benefit on the company’s pre-tax loss from continuing operations by approximately $143.4 million.
     In the three months ended Sept. 30, 2005, Calpine recorded a pre-tax gain from discontinued operations of $196.3 million. However, the company’s year-to-date effective tax rate on discontinued operations was 86.9% due primarily to a large taxable gain on the sale of the Saltend Energy Centre and, as a consequence, Calpine’s after-tax gain from discontinued operations was only $25.7 million. Income from discontinued operations included gains on the sale of Calpine’s remaining oil and gas assets and the Saltend Energy Centre, both of which closed in July 2005, and a loss on the sale of the Ontelaunee Energy Center, which was classified as held-for-sale at Sept. 30, 2005 and closed in October 2005. Discontinued operations includes the operating results, until the respective sales dates, for those entities and for the Morris Power Plant, for which Calpine recorded an impairment charge in the second quarter of 2005, and which was sold in the third quarter of 2005. For the three months ended Sept. 30, 2004, the company recorded net after-tax income from discontinued operations of $112.2 million related to the sale of its Canadian and U.S. Rocky Mountain gas assets.
2005 Nine-Months Results
     For the nine months ended Sept. 30, 2005, Calpine reported revenue of $7.5 billion, representing an increase of 16.4% over the same period in the prior year. Including the discontinued operations discussed below, Calpine recorded a net loss per share of $1.49, or a net loss of $683.9 million, compared to net income per share of $0.10, or net income of $41.2 million, for the same period in the prior year.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     For the nine months ended Sept. 30, 2005, Calpine’s average capacity in operation for consolidated projects in continuing operations increased by 13.2% to 25,079 megawatts. Generation volume was up 6.0% from the prior year as the company generated approximately 68.2 million megawatt-hours, which equated to an around-the-clock, baseload capacity factor of 45.9%, and realized an average spark spread of $22.16 per megawatt-hour. For the same period in 2004, Calpine generated 64.4 million megawatt-hours, which equated to an around-the-clock, baseload capacity factor of 50.1%, and realized an average spark spread of $20.45 per megawatt-hour.
     Gross profit increased by $92.8 million, or 30.1%, to $401.3 million in the nine months ended Sept. 30, 2005, compared to the same period in the prior year, as total spark spread of $1,512.2 million increased by $196.1 million from the prior period. However, spark spread did not increase in line with the increases in plant operating expense, net transmission purchase expense, depreciation, and interest expense.
     During the nine months ended Sept. 30, 2005, financial results were positively impacted by $166.5 million of income recorded from repurchase of various issuances of debt (compared to $170.5 million in the same period of 2004) and negatively impacted by $34.4 million in long-term service agreement cancellation charges. In addition, Calpine recorded $45.3 million in project development expense due to the write-off of three projects in suspended development and $12.3 million in project development expense on preservation costs for suspended projects. Interest expense increased $236.1 million between periods primarily due to an increase in the average interest rate and lower capitalization of interest expense as fewer plants were in active construction.
     Other expense was $71.4 million for the nine months ended Sept. 30, 2005, compared to other income of $168.9 million for the nine months ended Sept. 30, 2004. The net expense for the nine months ended Sept. 30, 2005, was due mainly to an impairment charge of $18.5 million related to the sale of Calpine’s interest in the Grays Ferry Cogeneration Facility in July 2005, $18.3 million of non-cash foreign exchange transaction costs related to intercompany transactions (versus $7.6 million in the prior year), $16.6 million in letter of credit fees (versus $8.3 million in the prior year) and higher legal reserves. Other income for the nine months ended Sept. 30, 2004, included approximately $171.0 million in pre-tax gains from the restructuring and sale of power purchase agreements for two of the company’s New Jersey plants, net of transaction costs and the write-off of unamortized deferred financing costs. As indicated in the discussion of the three-month results, Calpine recorded a reserve on certain deferred tax assets associated with CCFC in the third quarter of 2005, which had the effect of reducing the tax benefit on the company’s pre-tax loss from continuing operations by approximately $143.4 million.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     In the nine months ended Sept. 30, 2005, Calpine recorded a pre-tax gain from discontinued operations of $75.2 million. However, the company’s year-to-date effective tax rate on discontinued operations was 183.0% due primarily to a large taxable gain on the sale of the Saltend Energy Centre and, as a consequence, Calpine’s after-tax loss from discontinued operations was $62.4 million. Income from discontinued operations included gains on the sale of Calpine’s remaining oil and gas assets and the Saltend Energy Centre, both of which closed in July 2005, and a loss on the sale of the Ontelaunee Energy Center, which was classified as held-for-sale at Sept. 30, 2005 and closed in October 2005. Discontinued operations also includes the operating results, until the respective sales dates, for those entities and the Morris Power Plant, for which Calpine recorded an impairment charge in the second quarter of 2005, and which was sold in the third quarter of 2005. For the nine months ended Sept. 30, 2004, Calpine recorded net income from discontinued operations of $235.7 million related to the sales of its Canadian and U. S. Rocky Mountain oil and gas assets and the Lost Pines 1 Power Project.
Strategic Initiative Update
     Calpine continues to advance its May 2005 strategic initiative aimed at optimizing its power plant portfolio, reducing debt and enhancing the company’s financial strength. While the company continues to make progress toward its goal of reducing total debt by more than $3 billion by year-end 2005 and achieving an estimated $275 million of annual interest savings, the timing of accomplishing this goal may be delayed into 2006. Since May, Calpine has completed more than $2 billion of asset sale transactions related to its strategic initiative, as follows:
•	Raised gross proceeds of $1.05 billion from the sale of all of its remaining oil and gas assets, less adjustments, transaction fees and expenses, and approximately $75 million to reflect the value of certain oil and gas properties for which the company was unable to obtain consents to assignment prior to closing. The company expects to obtain these consents by the end of the first quarter of 2006;

•	Generated $862.9 million of gross proceeds from the sale of the 1,200-megawatt Saltend Energy Centre in the United Kingdom;

•	Completed the sale of its 50% interest in the 175-megawatt Grays Ferry Cogeneration Facility in Pennsylvania for $37.4 million; and

•	Raised gross proceeds of $84.5 million through the sale of its 156-megawatt Morris Power Plant in Illinois.
     Subsequent to the quarter ended Sept. 30, 2005, Calpine:
•	Completed the sale of its 550-megawatt Ontelaunee Energy Center for $225.0 million, less transaction costs and adjustments.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     In addition to asset sales, the company completed the following transactions that further advanced its strategic initiative program:
•	Agreed to form an energy marketing and trading venture with Bear Stearns Companies, Inc. (Bear Stearns). The new energy venture is expected to develop a third-party customer business focused on physical natural gas and power trading and related structured transactions. Regulatory approval was received on Oct. 31, 2005, and it is anticipated that operations will begin in the fourth quarter of 2005;
•	Connected with this new energy marketing and trading venture will be a $350 million credit intermediation agreement between CalBear Energy LP, a new Bear Stearns subsidiary, and Calpine Energy Services, L.P. (CES). This agreement will allow short-term trading around Calpine’s assets to be backed with the A-rated credit of Bear Stearns. This facility is expected to eventually increase Calpine’s working capital position by up to $350 million through the return of cash currently posted as collateral; and
•	Mothballed its 250-megawatt Santa Rosa Energy Center in Pace, Fla. and its 50-megawatt Newark Power Plant in Newark, N.J. By temporarily closing uneconomic power plants, Calpine is able to further reduce costs and more effectively focus its financial and sales resources. At the same time, the company retains the operational flexibility to resume operations in a relatively short timeframe as commercial and market conditions improve.
Financing Transactions
     During the third quarter, Calpine completed the following financing transactions:
•	Redeemed its outstanding 5% HIGH TIDES III preferred securities, totaling $517.5 million, of which $115.0 million were held by Calpine;

•	Raised $150.0 million, less transaction costs, through CCFC Preferred Holdings LLC (CCFC Holdings) CCFC Holdings’ private placement of Redeemable Preferred Shares due Feb. 13, 2006. CCFC Holdings is an indirect, stand-alone Calpine subsidiary;

•	Repurchased or repaid the $186.1 million outstanding principal amount of its 8 1/4% Senior Notes due 2005;

•	Utilized a portion of the proceeds from the sale of Calpine’s remaining oil and gas assets to repurchase $138.9 million of its 9 5/8% First Priority Senior Secured Notes due 2014; and

•	Used a portion of the proceeds from the sale of the Saltend Energy Centre to redeem the two related series of Redeemable Preferred Shares totaling $620.0 million in principal amount.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
     During the three months ended Sept. 30, 2005, Calpine also repurchased Senior Notes in open market transactions totaling $120.6 million in principal. The company repurchased the Senior Notes for cash totaling $91.0 million, plus accrued interest, as follows (in thousands):

		Cash
Senior Notes	Principal	Payment
10 1/2% due 2006	$10,005.0	$9,671.0
7 5/8% due 2006	8,051.0	7,648.5
8 3/4% due 2007	2,000.0	1,570.0
7 7/8% due 2008	53,500.0	39,598.8
8 1/2% due 2008	41,000.0	28,632.5
7 3/4% due 2009	6,000.0	3,900.0

Total repurchases	$120,556.0	$91,020.8

     For the three months ended Sept. 30, 2005, the company recorded an aggregate pre-tax gain of $28.6 million on the above debt repurchases after the write-off of unamortized deferred financing costs and unamortized discounts.
     Subsequent to Sept. 30, 2005, Calpine:
•	Completed a $300.0 million offering of Six-Year Redeemable Preferred Shares due 2011 by CCFC Holdings;

•	Repurchased the $150 million of CCFC Holdings’ Redeemable Preferred Shares due Feb. 13, 2006; and

•	Repurchased $93.3 million of 8 1/2% Senior Notes due 2008 in October 2005, in open market transactions for cash totaling $55.7 million, plus accrued interest.
     Calpine ended the third quarter with cash and cash equivalents on hand of approximately $843.1 million. In addition to this amount, the company’s current portion of restricted cash totaled approximately $1,106.7 million, $609.2 million of which is proceeds of certain asset sales that is currently subject to lawsuits in Canada and in the United States.
Operations Update
     Calpine is very fortunate to report that its employees were not harmed during the onslaught of the hurricanes that ravaged the Gulf Coast, Florida and the Yucatan Peninsula over the past several months. The company’s plants sustained very little damage and continued to operate or were available to deliver electricity upon restoration of transmission and gas services.
     Also during the quarter, Calpine:
•	Generated 28.7 million megawatt-hours for the quarter, 7.9% higher than 2004 levels;
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
•	Operated its gas-fired power plants with an average baseload heat rate of approximately 7,170 million British thermal units per kilowatt-hour, essentially flat compared to 2004;

•	Averaged 96.5% plant availability, 1.2% lower than 2004;

•	Operated its power plants at an average, on-peak baseload capacity factor of 67.3%, compared to 66.1% for the third quarter of 2004, as shown below. Around-the-clock, baseload capacity factor for the quarter averaged 54.0%, compared to 55.4% for the same period in 2004;

		Around-the-
	On-Peak	Clock
ERCOT	85.1%	60.4%
California	84.4%	74.3%
Other West & Canada	67.3%	63.7%
Northeast	66.1%	67.5%
Midwest	49.7%	30.3%
Southeast	37.4%	29.9%
Total	67.3%	54.0%
•	Reduced total plant operating expense (based on a trailing 12-month period ending Sept. 30, 2005 at an assumed 70% capacity factor) to $4.97 per megawatt-hour from $5.07 per megawatt-hour in 2004; and

•	Converted one of three combustion turbine generators at Calpine’s Texas City Power Plant to Power Systems Mfg., LLC’s patented, low-emissions combustion system, LEC-III®. As a result, Calpine will reduce nitrogen oxide emissions at its Texas City Power Plant by approximately 80% while maintaining single-digit carbon monoxide emission levels.
New Market Opportunities
     Calpine is active in every major North American power market. The company currently serves more than 100 investment grade-rated customers across the United States and in Canada and is expanding its non-standard products and services. Highlights of the third quarter include:
     Marketing and Sales — Calpine continued to optimize its power portfolio, entering new power sales agreements as well as restructuring existing contracts. During the third quarter, Calpine executed 28 transactions, totaling approximately 1,900 megawatts of capacity, representing a 34% increase over third quarter 2004 levels. These transactions have an average life of approximately 1.8 years;
     NewSouth Energy LLC — The Atlanta-based Calpine subsidiary serves wholesale power customers throughout the Southeast and manages approximately 6,000 megawatts of generation. In conjunction with Calpine’s trading and risk management unit, NewSouth Energy announced:
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
•	An agreement for CES to supply Cleco Power LLC with 200 megawatts of power for one year beginning in January 2006 from the Acadia Energy Center in Louisiana; and

•	A long-term power supply agreement between CES and Tampa Electric Company (TECO). The Osprey and the Auburndale Peaker Energy Centers, located at Calpine’s Auburndale Energy Complex in Florida, will deliver up to 170 megawatts of peaking capacity and energy to TECO in the form of a call option from May 1, 2006, through Dec. 31, 2011.
     Calpine Energy Services, L.P. — CES manages Calpine’s 26,500-megawatt portfolio of power plants and manages more than 2.5 billion cubic feet per day of natural gas and pipeline capacity. As an energy management services provider, CES also assists customers with a broad range of commercial services and other customized energy management products. For example, during the quarter, CES:
•	Entered into new services agreements with two power generation organizations to provide marketing, scheduling and other energy management services for an 80-megawatt and 117-megawatt power plant.
     Power Systems Mfg. LLC (PSM) — Calpine’s parts and manufacturing subsidiary offers a wide range of proprietary, low emissions combustion systems and advanced airfoils compatible with retrofitting or replacing existing combustion systems and hot gas path components in General Electric (GE) and Siemens Westinghouse turbines, including F-class machines. During the quarter, PSM was:
•	Selected to install its low emissions combustion technology, trade named LEC-III®, at a major merchant power generator’s 600-megawatt cogeneration power plant in the Houston, Texas area. PSM will convert five GE Frame 7E gas turbines with its proprietary system to eliminate approximately 90% of the power plant’s nitrogen oxide emissions.
     Included in the attached Supplemental Data to this news release is an updated report summarizing Calpine’s total estimated generation capacity and capacity currently under contract through 2009. A full detailed report is available on the company’s website at www.calpine.com.
Conference Call Information
     Calpine will host a conference call to discuss its financial and operating results for the three and nine months Sept. 30, 2005, on Thursday, Nov. 3, 2005, at 8:30 a.m. Pacific Standard Time. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 (1-706-634-1265 for international callers) at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call and presentation live via the Internet. The webcast and presentation will be available for 30 days on Calpine’s investor relations page at www.calpine.com.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
About Calpine
     A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states and three Canadian provinces and is building a plant in Mexico. Its customized products and services include wholesale and retail electricity, gas turbine components and services, energy management, and a wide range of power plant engineering, construction and maintenance, and operational services. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit http://www.calpine.com.
     This news release discusses certain matters that may be considered “forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties include, but are not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto, (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity, and the impact of related derivatives transactions, (iii) unscheduled outages of operating plants, (iv) unseasonable weather patterns that reduce demand for power, (v) economic slowdowns that can adversely affect consumption of power by businesses and consumers, (vi) various development and construction risks that may delay or prevent commercial operations of new plants, such as failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain project financing on acceptable terms, (vii) uncertainties associated with cost estimates, that actual costs may be higher than estimated, (viii) development of lower-cost power plants or of a lower cost means of operating a fleet of power plants by our competitors, (ix) risks associated with marketing and selling power from power plants in the evolving energy market, (x) factors that impact the exploitation of a geothermal resource, (xi) uncertainties associated with estimates of geothermal reserves, (xii) the effects on our business resulting from reduced liquidity in the trading and power generation industry, (xiii) our ability to access the capital markets or other financing sources on attractive terms or at all, (xiv) our ability to successfully implement the various components of our strategic initiative to increase liquidity, reduce debt and reduce operating costs, (xv) uncertainties associated with estimates of sources and uses of cash, that actual sources may be lower and actual uses may be higher than estimated, (xvi) implementation of a strategy to expand third party service business; (xvii) the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms, (xviii) present and possible future claims, litigation and enforcement actions, (xix) effects of the application of regulations, including changes in regulations or the interpretation thereof, and (xx) other risks identified in the company’s reports and registration statements filed with the SEC, including, but not limited to, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2004, and its current report on Form 8-K filed with the SEC on July 1, 2005, which can also be found on the company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
CALPINE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2005 and 2004
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$2,096,323	$1,544,329	$4,625,078	$3,851,914
Transmission sales revenue	1,902	4,427	8,791	14,152
Sales of purchased power for hedging and optimization	413,281	427,737	1,193,537	1,301,585

Total electric generation and marketing revenue	2,511,506	1,976,493	5,827,406	5,167,651
Oil and gas production and marketing revenue
Oil and gas sales	—	2,690	—	4,707
Sales of purchased gas for hedging and optimization	696,850	423,733	1,574,066	1,258,441

Total oil and gas production and marketing revenue.	696,855	426,423	1,574,071	1,263,148
Mark-to-market activities, net	40,854	(5,229)	40,197	(15,316)
Other revenue	32,380	14,046	84,559	50,849

Total revenue	3,281,590	2,411,733	7,526,228	6,466,332

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	180,336	159,957	555,433	522,237
Transmission purchase expense	23,088	22,706	63,770	53,783
Royalty expense	9,988	8,343	28,348	21,067
Purchased power expense for hedging and optimization.	343,778	348,380	960,110	1,165,674

Total electric generation and marketing expense	557,190	539,386	1,607,661	1,762,761
Oil and gas operating and marketing expense
Oil and gas operating expense	1,393	1,837	4,318	5,824
Purchased gas expense for hedging and optimization	724,351	429,373	1,623,692	1,243,781

Total oil and gas operating and marketing expense	725,744	431,210	1,628,010	1,249,605
Fuel expense	1,567,504	1,052,309	3,336,248	2,671,860
Depreciation, depletion and amortization expense	131,006	117,391	371,340	324,871
Operating lease expense	28,792	25,805	79,097	80,567
Other cost of revenue	32,227	19,187	102,547	68,177

Total cost of revenue	3,042,463	2,185,288	7,124,903	6,157,841

Gross profit	239,127	226,445	401,325	308,491
(Income) loss from unconsolidated investments	(5,384)	11,202	(14,644)	12,174
Equipment cancellation and impairment cost	761	7,820	689	10,187
Long-term service agreement cancellation charge	553	3,981	34,445	3,981
Project development expense	10,098	3,366	71,639	15,114
Research and development expense	3,342	3,982	15,502	12,921
Sales, general and administrative expense	54,593	53,770	176,318	156,008

Income from operations	175,164	142,324	117,376	98,106
Interest expense	380,994	285,446	1,027,382	791,242
Interest (income)	(26,640)	(16,957)	(57,417)	(37,996)
Minority interest expense	10,977	9,990	31,763	23,149
(Income) from repurchase of debt	(15,530)	(167,154)	(166,456)	(170,548)
Other expense (income), net	50,311	22,446	71,446	(168,934)

Income (loss) before benefit for income taxes	(224,948)	8,553	(789,342)	(338,807)
Provision (benefit) for income taxes	17,487	(20,324)	(167,866)	(144,332)

Income (loss) before discontinued operations	(242,435)	28,877	(621,476)	(194,475)
Discontinued operations, net of tax provision of $170,514, $102,282, $137,629 and $92,061	25,746	112,248	(62,403)	235,710

Net income (loss)	$(216,689)	$141,125	$(683,879)	$41,235

Basic earnings (loss) per common share:
Weighted average shares of common stock outstanding	478,461	444,380	458,483	425,682
Income (loss) before discontinued operations	$(0.51)	$0.07	$(1.36)	$(0.45)
Discontinued operations, net of tax	$0.06	$0.25	$(0.13)	$0.55

Net income (loss)	$(0.45)	$0.32	$(1.49)	$0.10

Diluted earnings per common share:
Weighted average shares of common stock outstanding	478,461	446,922	458,483	425,682
Income (loss) before discontinued operations	$(0.51)	$0.07	$(1.36)	$(0.45)
Discontinued operations, net of tax	$0.06	$0.25	$(0.13)	$0.55

Net income (loss)	$(0.45)	$0.32	$(1.49)	$0.10

__________
The financial information presented above and in the Supplemental Data is subject to adjustment until the company files its Form 10-Q with the United States Securities and Exchange Commission for the three and nine months ended September 30, 2005.
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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
CALPINE CORPORATION AND SUBSIDIARIES
Supplemental Data
(unaudited)
CASH FLOW DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004

Cash provided by (used in) operating activities	$(168,714)	$217,877	$(407,973)	$229,870
Cash provided by (used in) investing activities	1,781,324	(214,543)	822,689	(381,934)
Cash provided by (used in) financing activities	(1,433,692)	612,934	(308,971)	633,703
Effect of exchange rate changes on cash and cash equivalents	9,638	27,523	741	14,377
Reclassification of change in cash included in Assets of discontinued operations, current portion	18,372	(10,168)	18,627	7,694

Net increase (decrease) in cash and cash equivalents	$206,928	$633,623	$125,113	$503,710

RECONCILIATION OF GAAP CASH USED IN OPERATING ACTIVITIES TO
EBITDA, AS ADJUSTED (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004

Cash provided by (used in) operating activities	$(168,714)	$217,877	$(407,973)	$229,870
Less: Changes in operating assets and liabilities, net of effects of acquisitions	153,966	(39,887)	205,222	11,340
Less: Additional adjustments to reconcile net income to net cash used in operating activities, net	(201,941)	(36,865)	(481,128)	(199,975)

GAAP net income (loss)	(216,689)	141,125	(683,879)	41,235
(Income) loss from unconsolidated investments	(5,384)	11,202	(14,644)	12,174
Distributions from unconsolidated investments	6,574	7,566	16,862	22,263

Subtotal	(215,499)	159,893	(681,661)	75,672
Interest expense	380,994	285,446	1,027,382	791,242
1/3 of operating lease expense	9,597	8,602	26,366	26,856
Provision (benefit) for income taxes	17,487	(20,324)	(167,866)	(144,332)
Depreciation, depletion and amortization expense (“DD&A”)	142,794	128,103	417,295	374,795

Subtotal	335,373	561,720	621,516	1,124,233

Discontinued Operations Adjustments:
Interest expense	10,418	13,351	74,876	42,162
Provision for income taxes	170,514	102,282	137,629	92,061
Depreciation	3,070	40,752	56,888	144,331
Impairments	136,835	—	242,990	—
Income from unconsolidated investments	—	(1,563)	(161)	(4,315)

Subtotal	320,837	154,822	512,222	274,239

EBITDA, as adjusted	$656,210	$716,542	$1,133,738	$1,398,472

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Calpine Issues Correction to Third Quarter and Year-to-Date 2005
EBITDA, as Adjusted for Non-Cash and Other Charges (d)

Nov. 3, 2005
RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED
FOR NON-CASH AND OTHER CHARGES (2)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
EBITDA, as adjusted	$656,210	$716,542	$1,133,738	$1,398,472
Equipment cancellation and impairment cost	690	7,820	47,586	10,187
Foreign currency transaction loss	58,934	29,036	57,182	24,204
Unrealized mark-to-market activity loss	27,356	23,762	59,087	57,620
(Gain) on asset sales	(364,665)	(203,533)	(360,232))	(249,620)
(Income) from repurchase of debt	(15,530)	(167,154)	(166,456)	(170,548)
SFAS No. 123 (stock-based compensation expense)	4,215	5,218	16,429	14,508
Minority interest expense	10,977	9,990	31,763	23,149
(Income) loss on interest rate swap ineffectiveness	(524)	(2,369)	316	(1,421)
Unconsolidated investment impairment	—	—	18,542	—
Long-term service agreement cancellation charge	553	7,580	34,470	7,580
Write-off of deferred financing costs (not related to bonds repurchased)	—	5,976	5,887	25,352
Other non-cash and other charges	1,398	458	2,123	(582)

EBITDA, as adjusted, for non-cash and other charges	$379,614	$433,326	$880,435	$1,138,901

SUPPLEMENTARY POWER DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Generation (in MWh, in thousands) (3)	28,709	26,604	68,240	64,357

Average electric price realized (per MWh)	$78.32	$61.03	$73.50	$61.96

Average spark spread adjusted for benefits of equity gas production (per MWh)	$20.74	$21.15	$22.16	$20.45
CALPINE CONTRACTUAL PORTFOLIO — AS OF SEPTEMBER 30, 2005

	2006	2007	2008	2009	2010
Estimated Generation Capacity (in millions of MWh)
- Baseload	183.6	195.0	205.5	208.7	208.7
- Peaking	25.9	26.4	26.9	26.9	26.9

Total	209.5	221.4	232.4	235.6	235.6

Contractual Generation (in millions of MWh)
- Baseload	90.2	66.3	59.6	60.2	48.9
- Peaking	18.9	18.7	18.0	15.0	13.3

Total	109.1	85.0	77.6	75.2	62.2

% SoldBaseloa
- Baseload	49%	34%	29%	29%	23%
- Peaking	73%	71%	67%	56%	49%
Total	52%	38%	33%	32%	26%

Contractual Spark Spread (in millions) (4)	$1,313	$1,153	$1,334	$1,359	$1,150
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CALPINE REPORTS THIRD QUARTER 2005 FINANCIAL AND OPERATING RESULTS

Nov. 3, 2005

	As of	As of
CAPITALIZATION	September 30, 2005	December 31, 2004
Cash and cash equivalents (in billions)	$0.8	$0.7

Total debt (in billions)	$17.2	$18.0

Debt to capitalization ratio	81%	78%

Present value of operating leases (in billions)	$1.2	$1.3

Unconsolidated debt of equity and cost method investments (estimated, in billions) (5)	$0.2	$0.1
($ in thousands):

Short-term debt
Notes payable and borrowings under lines of credit, current portion	$208,145	$200,076
Preferred interests, current portion	159,453	8,641
Capital lease obligation, current portion	7,143	5,490
CCFC I financing, current portion	3,208	3,208
Construction/project financing, current portion	85,891	93,393
Senior notes and term loans, current portion	967,892	718,449

Total short-term debt	1,431,732	1,029,257

Long-term debt
Notes payable and borrowings under lines of credit, net of current portion	586,770	769,490
Convertible debentures payable to Calpine Capital Trust III	—	517,500
Preferred interests, net of current portion	283,615	497,896
Capital lease obligation, net of current portion	281,045	283,429
CCFC I financing, net of current portion	780,901	783,542
CalGen/CCFC II financing	2,396,720	2,395,332
Construction/project financing, net of current portion	2,361,716	1,905,658
Convertible Senior Notes Due 2006	1,311	1,326
Convertible Notes Due 2014	548,704	620,197
Convertible Notes Due 2015	650,000	—
Convertible Senior Notes Due 2023	633,775	633,775
Senior notes, net of current portion	7,231,719	8,532,664

Total long-term debt	15,756,276	16,940,809

Total debt	$17,188,008	$17,970,066

Minority interests	403,197	393,445
Total stockholders’ equity	3,729,968	4,587,673

Total capitalization	$21,321,174	$22,951,184

Debt to capitalization ratio
Total debt	$17,188,008	$17,970,066
Total capitalization	$21,321,174	$22,951,184

Debt to capitalization	81%	78%
__________
(1)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus interest expense (including one-third of operating lease expense, which is management’s estimate of the component of operating lease expense that constitutes interest expense), plus provision for tax, plus DD&A. The interest, tax, DD&A and income from unconsolidated investments components of discontinued operations are added back in calculating EBITDA, as adjusted.

(2)	This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company’s ability to service debt with cash.

(3)	Does not include MWh generated by unconsolidated investments in power projects.

(4)	2006 contractual spark spread is down from June 30, 2005 by approximately $175 million due primarily to gas price increases. However, the un-contracted portfolio increased by approximately $125 million during the same period due to spark spread expansion, which largely resulted from the same gas price movement.

(5)	Amounts based on Calpine’s ownership percentage.

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